CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Edward Jones Money Market Fund of our report dated April 21, 2026, relating to the financial statements and financial highlights which appears in the Edward Jones Money Market Fund’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 25, 2026